EXHIBIT 99.01

El Paso Electric www.epelectric.com

NEWS RELEASE

For Immediate Release	Date: January 16, 2006

Contacts:

Media: Teresa Souza, 915-543-5823

Analysts: Rachelle Williams, 915-543-2257

El Paso Electric Addresses Reduced Output at

the Palo Verde Nuclear Generating Station

El Paso Electric (EPE) today responded to questions regarding the financial impact of recent reports concerning unit 1 at the Palo Verde Nuclear Generating Station (Palo Verde). Arizona Public Service Company, the operator of Palo Verde, reports that unit 1 is currently operating at 32 percent of capacity and that it will not ramp up further until additional work can be done on pipes at the plant. EPE stated that it has received no firm estimate from the Palo Verde operator of how long unit 1 would operate at reduced power. EPE owns a 15.8 percent interest in the three units at Palo Verde, which entitles it to approximately 620 MW of power, including approximately 200 MW from unit 1. Palo Verde represents approximately 40 percent of EPE’s net generating capacity and approximately 49 percent of its available energy for the twelve months ended December 31, 2005.

Typically, EPE realizes between 40 percent and 50 percent of its wholesale economy margins during the first quarter of each calendar year when EPE’s native load is lower than at other times of the year, allowing for the sale in the wholesale market of relatively larger amounts of nuclear fuel energy. Palo Verde’s availability is an important factor in realizing these wholesale margins. EPE estimates that the reduced output at Palo Verde unit 1 could cause it to forego approximately $2 to $3 million in wholesale margins for each month during the first quarter that Palo Verde unit 1 continues to operate at 32 percent of capacity. This estimate of possible reductions in wholesale margins is based on assumptions regarding market prices and other factors consistent with the range of guidance previously provided by EPE but assumes a reduction in MWhs sold in the wholesale market of approximately 80,000 MWhs per month. EPE cautioned that results would differ from its estimates to the extent that actual market prices, Palo Verde unit 1 operations and other factors vary from its assumptions.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

If Palo Verde unit 1 continues to operate at a reduced capacity beyond the first quarter, the adverse financial impact on EPE could increase and would include increased purchased power and other costs. EPE said that it is not revising its range of earnings guidance at this time.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include words like EPE “believes”, “anticipates”, “targets”, “expects”, “proforma”, “estimates”, “intends”, and words of similar meaning. Forward-looking statements describe EPE’s future plans, objectives, expectations or goals and may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EPE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in economy margins due to uncertainty in the economy power market and the unavailability of generating units; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde units 1 and 3 and other costs at Palo Verde; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation arising out of the FERC investigation or any other regulatory proceeding; (vii) deregulation of the electric utility industry; and (viii) other factors detailed by EPE in its public filings with the Securities and Exchange Commission (the SEC). EPE’s SEC filings are available from the SEC or may be obtained through EPE’s website at www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. EPE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960